Exhibit 99.1


                              P R E S S R E L E A S E

July 12, 2004

                                                          For Immediate Release


For More Information
Contact: Edward G. Kitz
         (414) 231-5000
         Lynn Guyer
         (414) 231-5000


           "Roundy's, Inc. to Purchase McAdams Pick 'n Save Stores"
           --------------------------------------------------------

Ultra Mart Foods, Inc., a subsidiary of Roundy's, Inc. announced that it has signed an agreement to purchase all of the retail grocery stores owned by McAdams, Inc. ("McAdams"). McAdams operates seven Pick 'n Save grocery stores located in Mukwonago, Muskego, New Berlin, Oconomowoc (2), Sussex and Wales, Wisconsin. The aggregate consideration to be paid for the transaction is approximately $63 million.

"We are pleased to be able to serve the customers of Waukesha County where the McAdams family has operated grocery stores for many years" commented
Robert A. Mariano, Chairman, President and CEO of Roundy's. Patrick McAdams, General Manager of McAdams, stated that "On behalf of our entire family, I would like to sincerely thank our many loyal customers for their patronage and our associates for their service." Additionally, he stated that "joining our stores with Roundy's will provide additional growth opportunities for the business and our associates." The transaction is expected to be completed within the next 60 to 90 days and is subject to regulatory approvals.

Roundy's is one of the largest food wholesalers and retailers in the Midwest, currently supplying over 800 stores in 14 states. In addition, Roundy's operates 120 retail grocery stores in Wisconsin and Minnesota under the Pick 'n Save, Copps and Rainbow banners.

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